EXHIBIT 99.1

Remark Holdings Announces Second Quarter 2024 Financial Results

Total Revenue for Q2 2024 Increased Sequentially by $3.3 Million, an 856% improvement over Q1 2024, and 16.8% Year over Year versus Q2 2023 as Revenue from North America Scaled Rapidly

LAS VEGAS, NV - August 19, 2024 - Remark Holdings, Inc. (OTCQX: MARK), a leading provider of artificial intelligence solutions, today announced its financial results for its second quarter fiscal 2024 ended June 30, 2024. For complete details of the consolidated financial statements and accompanying management’s discussion and analysis, please see Remark’s filings with the SEC (www.sec.gov).

Management Commentary
“We are excited to have completed our first project for the Clark County School District in Nevada, the fifth largest school district in the U.S., which has opened the door to additional opportunities, not only with Clark County but with other educational institutions, law enforcement agencies and other government agencies throughout the U.S.,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “We continue to work diligently to convert those opportunities to revenue by delivering what we believe are world-class computer vision solutions and customer service that provides large cost savings and improved security processes for our target markets,” concluded Mr. Tao.

Second Quarter 2024 Business Highlights
•Remark AI announced the Clark County School District Board of Trustees, which represents the fifth largest school district in the US including the city of Las Vegas, unanimously approved and awarded a one-year, $5 million weapons detection contract to Remark Holdings and two others. This win showcases our ability to scale and work closely with the largest school districts of comparable size in providing dependable AI-powered safety solutions. The contract includes nine one-year extension options, valued at $5 million annually.

•Remark AI showcased its Fire and Smoke, Smart City, and Smart Agent solutions at the NYC Smart City Expo (May 22-23) in conjunction with Oracle and NVIDIA. The success and uniqueness of our AI Products has led to additional POCs to help the top 100 US cities turn into a modern 21st century smart city.

•Remark AI completed its migration to the Microsoft Azure Platform, preparing Remark’s Smart Safety Platform (SSP) to be Marketplace ready, allowing Microsoft’s global salesforce to begin selling Remark’s SSP across multiple industry verticals and through established systems integrators.

•Completed POC at the headquarters train station for a large European railway system with over 600 stations, deploying our AI-powered passenger counting, fare evasion, fire and smoke detection, and unattended baggage detection analytics. The success of this POC has led to current contract negotiations to close a deal in the second half of 2024.

•Completed successful POC for Migrant Center in one of the largest Sanctuary Cities, where we deployed our AI powered facial recognition, fight warnings, fire and smoke detection, as well as weapons detection analytics. The success of this POC has led to preparations to deploy our technology across multiple city agencies as we negotiate to close a contract for the second half of 2024.

Second Quarter 2024 Financial Results
•Revenue for the second quarter of 2024 totaled $3.7 million, reflecting a 16.8% increase from $3.2 million during the same quarter in 2023.

◦Remark recognized $3.7 million of revenue from a project for a large school district in the U.S.

•The company’s operating loss decreased by 18.8% to $3.2 million in the 2024 second quarter compared to $4.0 million during the same period of 2023.

◦During the three months ended June 30, 2024, payroll-related expenses comprising Technology and development expenses decreased by $0.2 million due to staff reductions in China.

◦During the three months ended June 30, 2023, Remark recorded an impairment of approximately $0.4 million related to certain prepaid expense amounts that were deemed unrecoverable. No such impairments were recorded during the three months ended June 30, 2024.

•Net loss totaled $5.3 million, or $0.12 per basic and diluted share, for the 2024 second quarter, compared to a net loss of $5.9 million, or $0.42 per basic and diluted share, in the same quarter of 2023.

•On June 30, 2024, the company’s cash balance totaled $0.4 million, compared to a cash balance of $0.1 million at the beginning of the period. Net cash used in operating activities was $6.1 million for the six months ended June 30, 2024, a 17.0% increase compared to the $5.2 million Remark used in operating activities during the same period in 2023.

•In August 2024, the company resolved all outstanding events of default regarding their debt agreement with Mudrick Capital Management by entering into an agreement with Mudrick to exchange the existing non-convertible notes for convertible debentures.

Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Date: Monday, August 19, 2024
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-Free Number: 844.826.3033
International Number: 412.317.5185
Conference ID: 10191801
Online Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1684192&tp_key=c15745df1b

Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 2, 2024.
Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 10191801

About Remark Holdings, Inc.
Remark Holdings, Inc. (OTCQX: MARK) a member of the Oracle Partner Network, is a U.S.-based company that developed and sells the AI-powered analytics platform that brings valuable insights to the video feeds provided by current cameras and computer vision solutions through its integrated suite of AI tools that help organizations understand their customer behavior and demographics while providing real-time alerts to predetermined inspection and security parameters. Remark’s international team of sector-experienced professionals has created award-winning GDPR-compliant and CCPA-compliant video analytics solutions that service the government agencies, hospitality, public safety, retail, and transportation sectors. The company’s headquarters are in Las Vegas, Nevada, USA, with operational offices in New York and international offices in London, England. For more information, please visit our home page at www.remarkholdings.com.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in the future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Cash	$438	$145
Trade accounts receivable, net	4,361	1,287
Inventory, net	646	750
Deferred cost of revenue, current	—	6,644
Prepaid expense and other current assets	492	614
Total current assets	5,937	9,440
Deferred cost of revenue, long-term	6,290	—
Property and equipment, net	634	189
Operating lease assets	372	517
Other long-term assets	71	90
Total assets	$13,304	$10,236
Liabilities
Accounts payable	$13,023	$9,348
Advances from related parties	1,036	1,595
Obligations to issue common stock	12,548	10,033
Accrued expense and other current liabilities (including $1,356 and $495 of delinquent payroll taxes as of June 30, 2024 and December 31, 2023, respectively)	13,203	11,531
Contract liability	418	570
Notes payable (including a past due amount of $16,307 as of each of June 30, 2024, and December 31, 2023)	16,496	16,463
Funds received in advance of potential financing	2,750	—
Total current liabilities	59,474	49,540
Operating lease liabilities, long-term	179	286
Total liabilities	59,653	49,826

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 49,872,060 and 22,038,855 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	50	22
Additional paid-in-capital	391,538	379,244
Accumulated other comprehensive loss	(1,217)	(1,186)
Accumulated deficit	(436,720)	(417,670)
Total stockholders’ deficit	(46,349)	(39,590)
Total liabilities and stockholders’ deficit	$13,304	$10,236

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$3,699	$3,167	$4,086	$3,993
Cost and expense
Cost of revenue (excluding depreciation and amortization)	2,925	2,511	3,275	2,966
Sales and marketing	269	387	569	753
Technology and development	366	567	712	736
General and administrative	3,294	3,244	6,317	6,077
Depreciation and amortization	58	25	122	71
Impairments	—	392	—	392
Total cost and expense	6,912	7,126	10,995	10,995
Operating loss	(3,213)	(3,959)	(6,909)	(7,002)
Other expense
Interest expense	(961)	(858)	(1,904)	(2,402)
Finance cost related to obligations to issue common stock	(925)	(1,050)	(10,072)	(4,626)
Other loss, net	(160)	(7)	(165)	(6)
Total other expense, net	(2,046)	(1,915)	(12,141)	(7,034)
Net loss	$(5,259)	$(5,874)	$(19,050)	$(14,036)
Other comprehensive income
Foreign currency translation adjustments	46	(227)	(31)	(545)
Comprehensive loss	$(5,213)	$(6,101)	$(19,081)	$(14,581)

Weighted-average shares outstanding, basic and diluted	45,683,329	14,132,862	39,928,507	13,819,643

Net loss per share, basic and diluted	$(0.12)	$(0.42)	$(0.48)	$(1.02)